Exhibit 10.7

CONFIDENTIAL

CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 6th March, 2004, by and between Teda Travel, Inc. and its affiliates, a Florida corporation (the "Company") and Mr. David Lui (the "Consultant").

         WHEREAS, Consultant is well known businessman in Hong Kong with very good business connections within Hong Kong, and is capable of providing valuable management consulting and advisory services; and

         WHEREAS, The Company deems it to be in its best interest to retain Consultant to provide consulting services to and for it and Consultant desires to so provide such services;

         NOW,  WHEREFORE,  in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. For a period of 6 months, beginning on March 6th 2004 (the "Consulting Period"), Consultant shall serve as an independent consultant and advisor to the Company on matters relating to the identification and provide assistance with the location of potential business partners and the identification and negotiation of agreements with prospective joint venture and strategic alliance partners, specifically in Hong Kong.

2. During the Consulting  period, the Company shall be entitled to Consultant's services for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of the Company's Chairman, Chief Executive Officer and the Board of Directors.  It is understood that the Consultant's services are not exclusive to the Company and Consultant shall be free to perform services for other persons or entities.  However, the Consultant will notify the Company of its performance of consulting services for any other person or entity that could conflict with its obligations under this Agreement.

Upon receiving such notice, the Company may terminate this Agreement or consent to the Consultant's outside consulting activities; failure to terminate this Agreement, within fourteen (14) days of receipt of written notice of conflict, shall constitute the Client's ongoing consent to the Consultant's outside consulting services.

3.  Consultant's services shall be rendered from his office or home, or, at the Company's request, from the Company's executive offices. Reasonable travel and living and other expenses necessarily incurred by Consultant to render services at locations other than his office or home or from the Company's offices, up to US$2,000 in aggregate, shall be reimbursed by the Company promptly upon receipt of proper invoices and statements with regard to the nature and amount of those expenses.

4.  Consultant shall have no authority to bind the Company by or obtain any obligation, agreement, promise, or representation without first obtaining the written approval of the Chief Executive Officer of the Company. Consultant shall not incur any liability on behalf of the Company or in any way represent or bind the Company in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or representative of the other. The Company shall indemnify and hold Consultant harmless from and against any liability resulting from the performance of the consulting services hereunder.

5. In consideration of Consultant's entering into this Agreement, The Company has agreed to issue to Consultant on or before 1st August, 2004, a lump sum of 600,000 shares of The Company's Common Stock (the "Shares"); and the issuance of shares could be in one lot or be divided in two equal parts at different times within the consulting period as the Chief Executive Officer sees fits.

6. Consultant understands and agrees that he is an independent contractor rather than an employee or agent of The Company.  Nothing contained herein shall be considered to create the relationship of employer-employee between the parties to this Agreement.  Consultant shall be responsible for withholding, paying and reporting any and all required federal, state or local income, employment and other taxes and charges. Consultant understands and agrees that the Company will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, worker's compensation or disability insurance.

7. It is acknowledged and agreed by the Company that Consultant is not rendering legal advice or performing accounting services, nor acting as an investment advisor or  broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant hereunder. Rather, Consultant shall use its best efforts to conduct its services and affairs in a professional manner and in accordance with good industry.

8.  Consultant agrees that he will not, without the Company's prior consent, disclose  to anyone, any trade secrets of the Company or any confidential, non-public information relating to the Company's business, operations or prospects.

9. It is understood and agreed that the services of Consultant are unique and confidential in nature and neither Consultant nor the Company shall delegate or assign all or any portion of his or its required performance to any other individual, firm or entity, without the other's written consent.

10. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors, permitted assigns and legal representatives of the parties. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, discussions and other agreements with respect to the subject matter hereof.

11. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.  The undersigned signatories signing for The Company have full authority to execute this Agreement on behalf of The Company and thus to legally bind The Company to all of the terms hereof.

IN WITNESS  WHEROF,  this Agreement has been executed as of the 6th day of March, 2004.

CONSULTANT:

COMPANY:

David Lui

Teda Travel, Inc.

By:_/s/ David Lui_________

By:__/s/ Godfrey Hui________

Name : David Lui

Name:  Godfrey Hui

Title:   Chief Executive Officer

4